Exhibit 10.26

Execution Copy

AMENDMENT NO. 1

This Amendment No. 1 dated December 31, 2008 (“Amendment”) to the agreement dated as of June 11, 2007 between the Company and Michael S. Gilliland (the “Agreement”) amends the Agreement effective January 1, 2009, to comply with the requirements of Internal Revenue Code Section 409A. In consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Section 4 of the Agreement shall be amended by adding the following to the end thereof:

“Notwithstanding the foregoing, in all events, the Date of Termination described above in (b), (c) and (d) subject to the Internal Revenue Code of 1986, as amended (the “Code”) Section 409A, shall occur when you have incurred a separation from service for purposes of Code Section 409A.”

2. The third full paragraph in Section 9(a) of the Agreement shall be amended by adding the following to the end thereof:

To the extent any reimbursements or in-kind payments due to you under this Agreement constitute “deferred compensation under Code Section 409A, any such reimbursements or in-kind payments shall be paid to you no later than the last day of the taxable year next following the taxable year in which the expenses were incurred, and in a manner consistent with Treas. Reg. §- 1 409A-3(i)(1)(iv).

3. Section 9(b) of the Agreement shall be amended to read as follows:

“(b) Termination of Death/Disability. In the event your employment is terminated as a result of your death or Disability, the Company will pay to you or your beneficiary the Accrued Obligations and any accrued but unpaid annual bonus for the immediately preceding year that you would have been paid had you remained employed on the date such bonuses are paid in year in which you die or become Disabled.”

4. Section 9(c) of the Agreement shall be amended to read as follows:

“(c) Voluntary Termination. You may terminate your employment for any reason upon 60 days notice to the Company, if you voluntarily terminate your employment (other than for Good Reason), the Company will pay to you the Accrued Obligations within 30 days of such termination of employment.”

5. Section 9(d) of the Agreement shall be amended to read as follows:

“(d) Termination for Cause. The Company may terminate your employment at any time for Cause. In the event your employment is terminated for Cause, the Company will pay to you the Accrued Obligations no later than 30 days of such termination of employment.”

6. Section 13(b) of the Agreement shall be amended by adding the following to the end thereof:

“(4) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(5) (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(6) For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

EXECUTIVE

By:	/s/ Michael S. Gilliland
Name:	Michael S. Gilliland
Title:

SOVEREIGN HOLDINGS, INC.

By:	/s/ Gary Kusin
Name:	Gary Kusin
Title:	Board Member Comp Committee

EXHIBIT A

NONE